Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Emma Wood 720-244-3865, emma.wood@ball.com

Ball Reports First Quarter 2025 Results

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Highlights

●First quarter U.S. GAAP total diluted earnings per share of 63 cents vs. $11.61 in 2024
●First quarter comparable diluted earnings per share of 76 cents vs. 68 cents in 2024
●Global aluminum packaging shipments increased 2.6%
●Returned $612 million to shareholders via share repurchases and dividends in the first three months of 2025; on track to return at least $1.5 billion to shareholders by year-end
●In 2025, positioned to advance the use of sustainable aluminum packaging, grow comparable diluted earnings per share in the range of 11-14 percent, increase EVA, generate strong free cash flow and continue long-term return of value to shareholders

WESTMINSTER, Colo., May 6, 2025 – Ball Corporation (NYSE: BALL) today reported first quarter 2025 results. References to net sales and comparable operating earnings in today’s release do not include the company’s former aerospace business. Year-over-year net earnings attributable to the corporation and comparable net earnings do include the performance of the company’s former aerospace business through the sale date of February 16, 2024.

On a U.S. GAAP basis, the company reported, first quarter 2025 net earnings attributable to the corporation of $179 million or total diluted earnings per share of 63 cents, on sales of $3.10 billion, compared to $3.69 billion net earnings attributable to the corporation, or total diluted earnings per share of $11.61 on sales of $2.87 billion in 2024.

Ball’s first quarter 2025 comparable net earnings were $216 million, or 76 cents per diluted share compared to $217 million, or 68 cents per diluted share in 2024.

“We delivered strong first quarter results, returning $612 million to shareholders. Our solid financial foundation, leaner operating model and focused growth strategy enabled us to drive meaningful volume and comparable diluted earnings per share growth. While we remain mindful of heightened geopolitical uncertainty in select markets, we are confident in our ability to meet our 2025 objectives. Our commitment to operational excellence remains central to our strategy. We continue to unlock manufacturing efficiencies, invest in innovation and sustainability, and tightly manage our cost structure. These actions position us well to navigate near-term challenges and consistently deliver long-term value for our shareholders,” said Daniel W. Fisher, chairman and chief executive officer.

Details of reportable segment comparable operating earnings, business consolidation and other activities, business segment descriptions and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release. References to volume data represent units shipped.

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, segment comparable operating earnings for first quarter 2025 were $195 million on sales of $1.46 billion compared to $192 million on sales of $1.40 billion during the same period in 2024. First quarter sales reflect higher volume and price/mix.

First quarter segment comparable operating earnings increased year-over-year due primarily to volume. Year-over-year first quarter segment volume increased low-single digit percent.

Beverage Packaging, EMEA

Beverage packaging, EMEA, segment comparable operating earnings for first quarter 2025 were $96 million on sales of $903 million compared to $85 million on sales of $810 million during the same period in 2024. First quarter sales reflect higher year-over-year shipments and price/mix, partially offset by currency translation.

First quarter comparable operating earnings reflect higher volume. Year-over-year first quarter segment volume increased mid-single digit percent.

Beverage Packaging, South America

Beverage packaging, South America, segment comparable operating earnings for first quarter 2025 were $69 million on sales of $544 million compared to $55 million on sales of $482 million during the same period in 2024. Year-over-year sales reflect higher volume and price/mix.

First quarter segment comparable operating earnings increased year-over-year driven by higher segment volume and price/mix. Year-over-year first quarter segment volume increased low-single digit percent.

Non-reportable

Non-reportable is comprised of undistributed corporate expenses, net of corporate interest income, the results of the company’s global personal & home care (formerly aerosol packaging) business, beverage can manufacturing facilities in India, Saudi Arabia and Myanmar and the company’s aluminum cup business.

On March 21, 2025, Ball closed on a transaction for the aluminum cups business, which resulted in Ball deconsolidating the business. The financial results of the aluminum cups business are presented in other non-reportable through the date of the transaction.

First quarter results reflect higher comparable operating earnings for the aluminum packaging businesses in other non-reportable and lower year-over-year undistributed corporate expenses.

Outlook

The company continues to assess the evolving trade landscape and its implications for our business. We view the direct impact from announced tariffs as manageable and are actively working with our customers to mitigate the effects of volatility in aluminum premium prices. Our strategy emphasizes local sourcing and manufacturing, reducing our exposure to international trade fluctuations.

While the broader, indirect effects of tariffs remain uncertain, we are not currently seeing a meaningful impact on our second-quarter performance. Over the coming months and quarters, we expect to gain greater clarity on how shifts in consumer confidence and potential inflation might influence end-market demand.

“Our global business performance remains strong, and we are well positioned to meet or exceed our stated financial goals. We are on track to return at least $1.5 billion to shareholders in 2025. This reflects our continued focus on disciplined execution, operational excellence, and a culture of continuous improvement. Our free cash flow generation underscores the resilience of our business model and provides us with the flexibility to both deliver meaningful shareholder returns and invest strategically in long-term growth. We remain committed to maintaining a robust financial position that supports value creation today and in the years ahead,” said Howard Yu, executive vice president and chief financial officer.

“Building on our strong start to the year, we remain confident in the strength and resilience of our business. The momentum from our first quarter performance reinforces our ability to execute with discipline and agility, and it positions us well to deliver on our plans of 11-14% comparable diluted earnings per share growth in 2025. Our team is focused on advancing sustainable aluminum packaging with purpose and pace, consistently delivering high-quality products, strong free cash flow, and EVA. At the same time, we remain committed to returning meaningful value to shareholders through share repurchases and dividends. Backed by the strength of the Ball Business System, our best-in-class global footprint, and the dedication of our talented employees, we are well-positioned to drive long-term growth and create enduring value in 2025 and beyond,” Fisher said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers. Ball Corporation employs 16,000 people worldwide and reported 2024 net sales of $11.80 billion, which excludes the divested aerospace business. For more information, visit www.ball.com, or connect with us on LinkedIn or Instagram.

Conference Call Details

Ball Corporation (NYSE: BALL) will hold its first quarter 2025 earnings call today at 9 a.m. Mountain Time (11 a.m. Eastern). The North American toll-free number for the call is +1 877-497-9071. International callers should dial +1 201-689-8727. Please use the following URL for a webcast of the live call:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=EcIV39A8

For those unable to listen to the live call, a webcast replay and written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news & presentations."

Forward-Looking Statement

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," “will,” “believe,” “continue,” “goal” and similar expressions typically identify forward looking statements, which are generally any statements other than statements of historical fact. For example, the forward-looking statements in this news release include statements relating to our plans, objectives and commitments. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements, and they should be read in conjunction with, and qualified in their entirety by, the cautionary statements referenced below. Ball undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in Ball's Form 10-K, which are available on Ball's website and at www.sec.gov. Additional factors that might affect: a) Ball's packaging segments include product capacity, supply, and demand constraints and fluctuations and changes in consumption patterns; availability/cost of raw materials, equipment, and logistics; competitive packaging, pricing and substitution; changes in climate and weather and related events such as drought, wildfires, storms, hurricanes, tornadoes and floods; footprint adjustments and other manufacturing changes, including the opening and closing of facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; unfavorable mandatory deposit or packaging laws; customer and supplier consolidation; power and supply chain interruptions; changes in major customer or supplier contracts or loss of a major customer or supplier; inability to pass-through increased costs; war, political instability and sanctions, including relating to the situation in Russia and Ukraine and its impact on Ball's supply chain and its ability to operate in Europe, the Middle East and Africa regions generally; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions, including business restrictions and orders affecting goods produced by Ball or in its supply chain, including imported raw materials; and b) Ball as a whole include those listed above plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory actions or issues including those related to tax, environmental, social and governance reporting, competition, environmental, health and workplace safety, including U.S. Federal Drug Administration and other actions or public concerns affecting products filled in Ball's containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; the ability to manage cyber threats; litigation; strikes; disease; pandemic; labor cost changes; inflation; rates of return on assets of Ball's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies; reduced cash flow; interest rates affecting Ball's debt; successful or unsuccessful joint ventures, acquisitions and divestitures, and their effects on Ball's operating results and business generally.

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Ball Corporation

Condensed Financial Statements (First Quarter 2025)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2025	2024

Net sales	$3,097	$2,874

Cost of sales (excluding depreciation and amortization)	(2,493)	(2,283)
Depreciation and amortization	(150)	(158)
Selling, general and administrative	(149)	(237)
Business consolidation and other activities	(13)	(26)
Interest income	7	26
Interest expense	(70)	(93)
Debt refinancing and other costs	—	(2)

Earnings before taxes	229	101
Tax (provision) benefit	(53)	(27)
Equity in results of affiliates, net of tax	5	5
Earnings from continuing operations	181	79
Discontinued operations, net of tax	(2)	3,607

Net earnings	179	3,686

Net earnings attributable to noncontrolling interests, net of tax	—	1

Net earnings attributable to Ball Corporation	$179	$3,685

Earnings per share:
Basic - continuing operations	$0.64	$0.25
Basic - discontinued operations	(0.01)	11.45
Total basic earnings per share	$0.63	$11.70

Diluted - continuing operations	$0.64	$0.25
Diluted - discontinued operations	(0.01)	11.36
Total diluted earnings per share	$0.63	$11.61

Weighted average shares outstanding (000s):
Basic	283,292	314,950
Diluted	285,067	317,385

Ball Corporation

Condensed Financial Statements (First Quarter 2025)

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
($ in millions)	2025	2024

Cash Flows from Operating Activities:
Net earnings	$179	$3,686
Depreciation and amortization	150	167
Business consolidation and other activities	13	26
Deferred tax provision (benefit)	(29)	176
Gain on Aerospace disposal	2	(4,695)
Pension contributions	(7)	(10)
Other, net	(86)	46
Changes in working capital components, net of acquisitions and dispositions	(887)	(643)
Cash provided by (used in) operating activities	(665)	(1,247)
Cash Flows from Investing Activities:
Capital expenditures	(81)	(154)
Business acquisitions, net of cash acquired	(159)	—
Business dispositions, net of cash sold	1	5,422
Other, net	32	24
Cash provided by (used in) investing activities	(207)	5,292
Cash Flows from Financing Activities:
Changes in borrowings, net	1,007	(2,750)
Acquisitions of treasury stock	(555)	(182)
Dividends	(57)	(63)
Other, net	1	17
Cash provided by (used in) financing activities	396	(2,978)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	12	(52)
Change in cash, cash equivalents and restricted cash	(464)	1,015
Cash, cash equivalents and restricted cash - beginning of period (a)	931	710
Cash, cash equivalents and restricted cash - end of period (a)	$467	$1,725

(a)	Includes $5 million of cash presented in current assets held for sale on the unaudited condensed consolidated balance sheet as of March 31, 2025. As of December 31, 2024, $32 million of cash was presented in current assets held for sale on the consolidated balance sheet.

Ball Corporation

Condensed Financial Statements (First Quarter 2025)

Unaudited Condensed Consolidated Balance Sheets

	March 31,
($ in millions)	2025	2024

Assets
Current assets
Cash and cash equivalents	$449	$1,719
Receivables, net	2,637	3,050
Inventories, net	1,642	1,498
Other current assets	212	225
Current assets held for sale	100	32
Total current assets	5,040	6,524
Property, plant and equipment, net	6,377	6,634
Goodwill	4,241	4,211
Intangible assets, net	1,062	1,199
Other assets	1,319	1,330

Total assets	$18,039	$19,898

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$583	$281
Payables and other accrued liabilities	4,240	5,103
Current liabilities held for sale	22	—
Total current liabilities	4,845	5,384
Long-term debt	6,134	5,519
Other long-term liabilities	1,491	1,618
Equity	5,569	7,377

Total liabilities and equity	$18,039	$19,898

Ball Corporation

Notes to the Condensed Financial Statements (First Quarter 2025)

1. U.S. GAAP Measures

Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas.

On February 16, 2024, the company completed the divestiture of its aerospace business. The transaction represents a strategic shift; therefore, the company’s consolidated financial statements reflect the aerospace business’ financial results as discontinued operations for all periods presented.

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, Europe, Middle East and Africa (EMEA): Consists of operations in numerous countries throughout Europe, as well as Egypt and Turkey, that manufacture and sell aluminum beverage containers throughout those countries.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Paraguay and Chile that manufacture and sell aluminum beverage containers throughout most of South America.

Other consists of a non-reportable operating segment (beverage packaging, other) that manufactures and sells aluminum beverage containers in India, Saudi Arabia and Myanmar; a non-reportable operating segment that manufactures and sells extruded aluminum aerosol containers and recloseable aluminum bottles across multiple consumer categories as well as aluminum slugs (personal & home care or PHC) throughout North America, South America, and Europe; a non-reportable operating segment that manufactured and sold aluminum cups (aluminum cups); undistributed corporate expenses; and intercompany eliminations and other business activities. As of March 31, 2025, the assets and liabilities of the Saudi Arabian business were presented as current assets held for sale and current liabilities held for sale on the unaudited condensed consolidated balance sheet. On March 21, 2025, Ball closed on a transaction for the aluminum cups business, which resulted in Ball deconsolidating the business. The financial results of the aluminum cups business are presented in Other in the table below through the date of the transaction.

The company also has investments in operations in Guatemala, Panama, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

In February 2025, the company closed on the acquisition of Florida Can Manufacturing for cash consideration of $160 million. The business is comprised of an aluminum beverage can manufacturing facility located in Winter Haven, Florida and is included in Ball’s beverage packaging, North and Central America, segment. The transaction strengthens the segment’s supply network and enhances its ability to meet growing customer demand for sustainable beverage packaging solutions in the region.

In the fourth quarter of 2024, Ball’s Board of Directors provided approval for the company to form a strategic partnership for the aluminum cups business in early 2025. As a result, Ball recorded a noncash impairment charge in the fourth quarter of 2024 of $233 million to adjust the carrying value of the disposal group of our aluminum cups business to its estimated fair value less cost to sell. This charge was included in business consolidation and other activities in the consolidated statement of earnings for the year ended December 31, 2024. The remaining assets and liabilities were presented as current assets held for sale and current liabilities held for sale on the consolidated balance sheet as of December 31, 2024. On March 21, 2025, Ball and Ayna.AI LLC (Ayna) executed a Unit Purchase Agreement to form a strategic partnership in which Ball owns a 49 percent interest. Ball’s interest in the entity, Oasis Venture Holdings LLC (“Oasis”), will be accounted for under the equity method of accounting. For the three months ended March 31, 2025, Ball recorded an additional loss of $6 million relating to the transaction in business consolidation and other activities in the unaudited condensed consolidated statement of earnings.

Ball Corporation

Notes to the Condensed Financial Statements (First Quarter 2025)

In November 2024, the company entered into an agreement to sell 41 percent of its 51 percent ownership interest in Ball United Arab Can Manufacturing Company, which is expected to close in the first half of 2025. As of March 31, 2025, the assets and liabilities of the business were presented as current assets and current liabilities held for sale in the amounts of $87 million and $22 million, respectively, which are primarily related to working capital and property, plant and equipment. The entity also has a noncontrolling interest of $62 million as of March 31, 2025, which will be derecognized upon sale. The transaction is expected to result in deconsolidation upon closing and Ball will retain a 10 percent ownership interest. A gain of approximately $75 million is expected to be recognized upon sale and no impairment or loss resulted from meeting held for sale presentation.

In the third quarter of 2023, Ball entered into a Stock Purchase Agreement with BAE Systems, Inc. (BAE) and, for the limited purposes set forth therein, BAE Systems plc, to sell all outstanding equity interests in Ball’s aerospace business. On February 16, 2024, the company completed the divestiture of the aerospace business for a purchase price of $5.6 billion, subject to working capital adjustments and other customary closing adjustments under the terms of the Agreement. The company is in the process of finalizing the working capital adjustments and other customary closing adjustments with BAE, which may adjust the final cash proceeds and gain on sale amounts. As such, during the fourth quarter of 2024, Ball reduced the gain by $60 million based on preliminary concessions related to the purchase price. After this adjustment and the $2 million loss recorded in the unaudited condensed consolidated statement of earnings for the three months ended March 31, 2025, the divestiture resulted in a pre-tax gain of $4.61 billion. Cash proceeds received at close from the sale of $5.42 billion, net of the cash disposed, are presented in business dispositions, net of cash sold, in the 2024 consolidated statement of cash flows. Income taxes related to the transaction that have not yet been paid are recorded in payables and other accrued liabilities on the unaudited condensed consolidated balance sheet. Additionally, the completion of the divestiture resulted in the removal of the aerospace business from the company’s obligor group, as the business no longer guarantees the company’s senior notes and senior credit facilities.

	Three Months Ended
	March 31,
($ in millions)	2025	2024

Net sales
Beverage packaging, North and Central America	$1,463	$1,403
Beverage packaging, EMEA	903	810
Beverage packaging, South America	544	482
Reportable segment sales	2,910	2,695
Other	187	179
Net sales	$3,097	$2,874

Comparable segment operating earnings
Beverage packaging, North and Central America	$195	$192
Beverage packaging, EMEA	96	85
Beverage packaging, South America	69	55
Reportable segment comparable operating earnings	360	332
Reconciling items
Other (a)	(15)	(72)
Business consolidation and other activities	(13)	(26)
Amortization of acquired Rexam intangibles	(33)	(38)
Interest expense	(70)	(93)
Debt refinancing and other costs	—	(2)
Earnings before taxes	$229	$101

(a)	Includes undistributed corporate expenses, net, of $43 million and $96 million for the three months ended March 31, 2025 and 2024, respectively. For the three months ended March 31, 2025 and 2024, respectively, undistributed corporate expenses, net, includes $1 million and $17 million of corporate interest income. For the three months ended March 31, 2024, undistributed corporate expenses, net, includes $79 million of incremental compensation cost from the successful sale of the aerospace business.

Ball Corporation

Notes to the Condensed Financial Statements (First Quarter 2025)

Discontinued Operations

The following table presents components of discontinued operations, net of tax.

	Three Months Ended March 31,
($ in millions)	2025	2024

Net sales	$—	$261

Cost of sales (excluding depreciation and amortization)	—	(214)
Depreciation and amortization	—	(9)
Selling, general and administrative	—	(11)
Gain (loss) on disposition	(2)	4,695
Tax (provision) benefit	—	(1,115)
Discontinued operations, net of tax	$(2)	$3,607

2. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other activities, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items. These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA) - Comparable EBITDA is earnings before interest expense, taxes, depreciation and amortization, business consolidation and other non-comparable items.

Comparable Operating Earnings - Comparable Operating Earnings is earnings before interest expense, taxes, business consolidation and other non-comparable items.

Comparable Net Earnings - Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable items after tax.

Comparable Diluted Earnings Per Share - Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding.

Net Debt - Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements.

Free Cash Flow - Free Cash Flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; and, it may be adjusted for additional items that affect comparability between periods. Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Adjusted Free Cash Flow - Adjusted Free Cash Flow is defined as Free Cash Flow adjusted for payments made for income tax liabilities related to the Aerospace disposition and other material dispositions. Adjusted Free Cash Flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire Adjusted Free Cash Flow amount is available for discretionary expenditures.

We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Ball management uses Interest Coverage (Comparable EBITDA to interest expense) and Leverage (Net Debt to Comparable EBITDA) as metrics to monitor the credit quality of Ball Corporation. Management internally uses free cash flow measures to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Note that when non-U.S. GAAP measures exclude amortization of acquired Rexam intangibles, the measures include the revenue of the acquired entities and all other expenses unless otherwise stated and the acquired assets contribute to revenue generation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “Financial Results” tab.

Ball Corporation

Notes to the Condensed Financial Statements (First Quarter 2025)

A summary of the effects of non-comparable items on after tax earnings is as follows:

	Three Months Ended
	March 31,
($ in millions, except per share amounts)	2025	2024

Net earnings attributable to Ball Corporation	$179	$3,685
Facility closure costs and other items (1)	13	26
Amortization of acquired Rexam intangibles	33	38
Debt refinancing and other costs	—	2
Non-comparable tax items	(11)	1,082
(Gain) loss on Aerospace disposal (2)	2	(4,695)
Aerospace disposition compensation (3)	—	79
Comparable Net Earnings	$216	$217
Comparable Diluted Earnings Per Share	$0.76	$0.68

(1)	The charges for the three months ended March 31, 2025, were primarily composed of the loss related to the aluminum cups business transaction and costs for previously announced facility closures. These charges were partially offset by income from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility.

In the fourth quarter of 2023, Ball announced the planned closure of its aluminum beverage can manufacturing facility in Kent, Washington. Production ceased at this facility in the first quarter of 2024. The charges for the three months ended March 31, 2024, were primarily composed of costs of $25 million for employee severance and benefits, accelerated depreciation and other shutdown costs related to this and other closures. These charges were partially offset by income from the receipt of insurance proceeds for replacement costs related to the 2023 fire at the company’s Verona, Virginia extruded aluminum slug manufacturing facility.

(2)	In the first quarter of 2024, the company recorded a pre-tax gain for the sale of the aerospace business.

(3)	The charge for the first quarter of 2024, was composed of incremental compensation costs from the successful sale of the aerospace business, which consisted of cash bonuses and stock-based compensation. This amount was recorded in selling, general and administrative in the unaudited condensed consolidated statement of earnings.

A summary of the effects of non-comparable items on earnings before taxes is as follows:

	Three Months Ended
	March 31,
($ in millions)	2025	2024

Net earnings attributable to Ball Corporation	$179	$3,685
Net earnings attributable to noncontrolling interests, net of tax	—	1
Discontinued operations, net of tax	2	(3,607)
Earnings from continuing operations	181	79
Equity in results of affiliates, net of tax	(5)	(5)
Tax provision (benefit)	53	27
Earnings before taxes	229	101
Interest expense	70	93
Debt refinancing and other costs	—	2
Business consolidation and other activities	13	26
Aerospace disposition compensation	—	79
Amortization of acquired Rexam intangibles	33	38
Comparable Operating Earnings	$345	$339

Ball Corporation

Notes to the Condensed Financial Statements (First Quarter 2025)

A summary of Comparable EBITDA, Net Debt, Interest Coverage and Leverage is as follows:

	Twelve	Less: Three	Add: Three
	Months Ended	Months Ended	Months Ended	Year Ended
	December 31,	March 31,	March 31,	March 31,
($ in millions, except ratios)	2024	2024	2025	2025

Net earnings attributable to Ball Corporation	$4,008	$3,685	$179	$502
Net earnings attributable to noncontrolling interests, net of tax	6	1	—	5
Discontinued operations, net of tax	(3,584)	(3,607)	2	25
Earnings from continuing operations	430	79	181	532
Equity in results of affiliates, net of tax	(28)	(5)	(5)	(28)
Tax provision (benefit)	133	27	53	159
Earnings before taxes	535	101	229	663
Interest expense	293	93	70	270
Debt refinancing and other costs	3	2	—	1
Business consolidation and other activities	420	26	13	407
Aerospace disposition compensation	82	79	—	3
Amortization of acquired Rexam intangibles	139	38	33	134
Comparable Operating Earnings	1,472	339	345	1,478
Depreciation and amortization	611	158	150	603
Amortization of acquired Rexam intangibles	(139)	(38)	(33)	(134)
Comparable EBITDA	$1,944	$459	$462	$1,947

Interest expense	$(293)	$(93)	$(70)	$(270)

Total debt at period end				$6,717
Cash and cash equivalents				(449)
Net Debt				$6,268

Interest Coverage (Comparable EBITDA/Interest Expense)				7.21	x
Leverage (Net Debt/Comparable EBITDA)				3.22	x

A summary of free cash flow and adjusted free cash flow is as follows:

Three Months Ended
March 31,
($ in millions)	2025

Total cash provided by (used in) operating activities	$(665)
Less: Capital expenditures	(81)
Free Cash Flow	(746)
Add: Cash taxes paid for Aerospace disposition	—
Adjusted Free Cash Flow	$(746)